EXHIBIT 12
1997 Form 10-K




              The Southern New England Telephone Company
                            Computation of
                   Ratio of Earnings to Fixed Charges



      Dollars in Millions, For the Year Ended December 31,       1997

      Income before income taxes                               $320.4

      Add:
       Interest on indebtedness                                  41.5
       Portion of rents representative of
        the interest factor                                       9.1

      Earnings before fixed charges and income taxes (1)       $371.0

      Fixed charges
       Interest charges                                        $ 46.2
       Portion of rents representative of the interest factor     9.1

      Fixed charges (2)                                        $ 55.3

      Ratio of earnings to fixed charges [(1) divided by (2)]    6.71